Exhibit 7(p)

May 18, 2016

Liberty Broadband Corporation

12300 Liberty Boulevard

Englewood, CO 80112

Attention:              Richard N. Baer

Advance/Newhouse Partnership

5823 Widewaters Parkway

East Syracuse, NY 13057

Attention:              Steven A. Miron

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated Stockholders Agreement, dated as of May 23, 2015 (the “Stockholders Agreement”), by and among Charter Communications, Inc., a Delaware corporation (“Cheetah”), CCH I, LLC, a Delaware limited liability company (together with any successor to CCH I, LLC, “New Cheetah”), Liberty Broadband Corporation, a Delaware corporation (“Liberty”) and Advance/Newhouse Partnership, a New York general partnership (“A/N”), and the Investment Agreement, dated as of May 23, 2015 (the “Investment Agreement”), by and among Cheetah, New Cheetah and Liberty.  Capitalized terms used and not defined herein have the meanings provided such terms in the Stockholders Agreement.  Section references contained herein are references to sections of the Stockholders Agreement unless the context otherwise requires.

In order to confirm and clarify the rights of the parties under the Stockholders Agreement following the transactions contemplated by the Contribution Agreement and/or the Merger Agreement, Cheetah and New Cheetah hereby acknowledge to Liberty and A/N and each of the parties to this letter agreement hereby agrees that, effective immediately, (i) the words “Tax Matters Agreement” in the definition of “Transaction Agreements” in Section 1.1 shall be deemed to be replaced by the words “Tax Receivables Agreement”, (ii) the word “predominantly” shall be deemed to be deleted from Section 3.7(b)(ii)(A)(1), (iii) references to “Liberty” in Sections 4.6(b)(iv)(A), 4.6(b)(ix), 4.6(c), 4.6(d) and 4.6(e) shall be deemed to include any other Liberty Party, (iv) the words “by Liberty” in the definition of “Permitted Transfer” in Section 1.1 shall be deemed to be deleted, (v) references to “A/N” in Sections 4.6(b)(iv)(B), 4.6(b)(ix), 4.6(c), 4.6(d), 4.6(e) and 4.6(i) shall be deemed to include any other A/N Party, (vi) the reference to “Liberty” in Section 4.6(b)(x) shall be deemed to be replaced by a reference to “any A/N Party” and the reference to “its” shall be deemed to be a reference to “Liberty”, (vii) the words “Transaction Term Sheet” in Section 4.8 shall be deemed to be replaced by the words “limited liability company agreement of Cheetah Holdco LLC”, and (viii) the definition of “Transfer” set forth in the agreed form of Proxy Agreement attached to the

Stockholders Agreement as Exhibit A shall be deemed to be deleted and replaced in its entirety to read as follows:

“Transfer” has the meaning ascribed thereto in the Stockholders Agreement; provided that Transfer as used in this Agreement shall not include a Transfer (or deemed Transfer) effected by an A/N Party in compliance with Section 4.6(c), Section 4.6(d) or Section 4.6(e) of the Stockholders Agreement (it being understood, however, that any sale of Class A Common Stock by a lender following a foreclosure upon any Common Units pledged by any A/N Party in connection with a Stand Alone Margin Loan or an Equity Linked Financing or sales or other dispositions of Class A Common Stock pursuant to any put, call or exchange feature of securities sold pursuant to Section 4.6(e) of the Stockholders Agreement shall be deemed to be a Transfer that is subject to the provisions of Section 3); and provided, further, that if any Permitted Transferee ceases to meet the requirements to be an A/N Party, such Person shall cease to be a Permitted Transferee and the cessation of such qualification shall constitute a Transfer to a Person other than a Permitted Transferee for purposes of Section 3.

In addition, Section 3(b)(i) of the Proxy Agreement shall be deleted and replaced in its entirety to read as follows:

If a Transferor determines to Transfer any Equity Securities comprising Covered Securities in a bona fide transaction to a third party purchaser or offeror, in each case, that is not a Permitted Transferee (a “Prospective Purchaser”), the Transferor will provide written notice of such determination to Liberty (a “ROFR Notice”).  For the avoidance of doubt, (i) a Transferor may provide a ROFR Notice to Liberty upon its intention to sell Covered Securities to Liberty notwithstanding the absence of a Prospective Purchaser and (ii) a Transferor shall provide a ROFR Notice to Liberty contemporaneously with the delivery of a notice of exchange or a notice of foreclosure, as applicable, to Charter.  Such ROFR Notice will specify (A) the total number and type of Equity Securities determined to be Transferred, (B) the number of shares of Class A Common Stock or Common Units comprising the Covered Securities determined to be Transferred (the “Subject Shares”), and (C) the simple average of the VWAPs of the Class A Common Stock for each of the two (2) full Trading Days immediately prior to the date of the ROFR Notice (the “VWAP Price”).  The ROFR Notice will constitute a binding, irrevocable offer by the Transferor to sell any or all Subject Shares to Liberty at the VWAP Price per Subject Share.

Cheetah and New Cheetah hereby acknowledge that if, due to extenuating circumstances, A/N or another A/N Party submits a written request to New Cheetah to be permitted to pledge Company Equity in respect of a Stand Alone Margin Loan that would otherwise be prohibited by Section 4.6(c) (including a request to waive the limitation as to 50% of an A/N Party’s Company Equity), the Unaffiliated Directors shall consider such request in good faith (including any extenuating circumstances associated with such request) and if the Unaffiliated Directors, by majority vote, approve such request, A/N or another A/N Party shall be permitted to pledge shares of Company Equity in respect of a Stand Alone Margin Loan in accordance with the other terms of Section 4.6(c) and on such other terms as may be provided by the decision of such Unaffiliated Directors.

Liberty, New Cheetah and Cheetah hereby agree that, notwithstanding anything in the Investment Agreement to the contrary, the Investment Agreement may be terminated pursuant to Section 7.1(a) thereof by written consent of Liberty and Cheetah, and New Cheetah’s consent shall not be required for such termination.

Except as expressly set forth herein, the Investment Agreement, the Stockholders Agreement and the agreed form of Proxy Agreement attached to the Stockholders Agreement as Exhibit A will be and are unchanged and shall, to the extent applicable as of the date hereof, remain in full force and effect.

[Signature Page Follows]

Sincerely,

CHARTER COMMUNICATIONS, INC.

			By:	/s/ Charles Fisher
				Name:	Charles Fisher
				Title:	Senior Vice President, Corporate Finance

CCH I, LLC

			By:	/s/ Charles Fisher
				Name:	Charles Fisher
				Title:	Senior Vice President, Corporate Finance

Received and Acknowledged,

LIBERTY BROADBAND CORPORATION

By:	/s/ Craig Troyer
	Name:	Craig Troyer
	Title:	Vice President, Deputy General Counsel and Assistant Secretary

ADVANCE/NEWHOUSE PARTNERSHIP

By:	/s/ Steven Miron
	Name:	Steven Miron
	Title:	Chief Executive Officer

[Side Letter to Stockholders Agreement]